QuickLinks -- Click here to rapidly navigate through this document

Exhibit 21.1
CCC GLOBALCOM CORPORATION
SUBSIDIARIES

NAME OF COMPANY	OWNERSHIP	JURISDICTION OF INCORPORATION
Ciera Netork Systems, Inc	100%	Texas
CCC Globaltel de Colombia	95%	Colombia
CCC Globalcom Texas	100%	Texas

QuickLinks

Exhibit 21.1 CCC GLOBALCOM CORPORATION SUBSIDIARIES